UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2006

EMC CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	1-9853	No. 04-2680009
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

176 South Street, Hopkinton, MA	01748
(Address of principal executive offices)	(Zip code)

Registrant’s	telephone number, including area code: (508) 435-1000

N/A

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 12, 2006, EMC Corporation (“EMC” or the “Company”) entered into a Credit Agreement dated as of September 12, 2006 among EMC, the lenders party thereto from time to time and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Administrative Agent (the “Credit Agreement”). The Credit Agreement provides for an unsecured $2.2 billion facility, the proceeds of which are to be used to finance the acquisition by the Company of RSA Security Inc., a Delaware corporation (“RSA Security”). Interest on the borrowing under the Credit Agreement is LIBOR for a specified period plus a margin rate of 0.50% per annum and will be adjusted on a monthly basis.

The Credit Agreement contains certain affirmative and negative covenants, including certain restrictions with respect to liens, mergers and incurrence of indebtedness. In addition, payment under the Credit Agreement may be accelerated following certain customary events of default including, but not limited to, (i) failure to make payments under the Credit Agreement when due, (ii) the voluntary filing of the Company for bankruptcy or (iii) the entry of any judgment in excess of $100 million against the Company, the enforcement of which remains unstayed. Notwithstanding acceleration pursuant to an event of default, the borrowing is scheduled to mature on March 15, 2007.

A copy of the Credit Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement.

Item 2.01. Completion of Acquisition or Disposition of Assets

On September 15, 2006, the Company completed its acquisition of RSA Security. Pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) among EMC, Entrust Merger Corporation, a wholly-owned subsidiary of EMC (“Merger Sub”) and RSA Security, dated as of June 29, 2006, Merger Sub merged with and into RSA Security, as result of which RSA Security became a wholly-owned subsidiary of EMC.

Under the terms of the Merger Agreement, each share of RSA Security common stock outstanding at the effective time of the merger was converted into the right to receive $28.00 in cash. The aggregate consideration paid to former RSA Security shareholders consisted of approximately $2.1 billion, net of RSA Security’s cash balance that existed at the effective time of the merger. A copy of the press release announcing the completion of the transaction is attached hereto as Exhibit 99.2 and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth above under Item 1.01. is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits

99.1 Credit Agreement dated as of September 12, 2006 among EMC Corporation, Various Lenders and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Administrative Agent

99.2 Press release of EMC Corporation dated September 18, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:	/S/ DAVID I. GOULDEN
David I. Goulden Executive Vice President and Chief Financial Officer

Date: September 18, 2006

EXHIBIT INDEX

Exhibit No.	Description

99.1	Credit Agreement dated as of September 12, 2006 among EMC Corporation, Various Lenders and Goldman Sachs Credit Partners L.P., as Sole Lead Arranger and Administrative Agent

99.2	Press Release of EMC Corporation dated September 18, 2006